EXHIBIT 99(m)(4)


           FORM OF DEFENSIVE DISTRIBUTION PLAN - ADVISOR CLASS SHARES

                              ACCESSOR FUNDS, INC.

1. This Defensive Distribution and Service Plan (the "Plan"), when effective in accordance with its terms, shall be the written plan contemplated by Rule 12b-1 under the Investment Company Act of 1940 (the "Act") of the portfolios set forth in Exhibit A attached hereto, as may be amended from time to time (each, a "Fund" and collectively, the "Funds"), each a series of shares of Accessor Funds, Inc. ("Accessor Funds").

2. It is recognized that Accessor Capital Management LP ("Accessor Capital") may use its revenues, including management fees paid to Accessor Capital by a Fund, as well as its past profits or its resources from any other source, to make payment to third parties with respect to any expenses incurred in connection with the distribution of the Fund's Advisor Class (the "Class") shares of beneficial interest ("Shares"), including expenses of printing and distributing any prospectuses, reports and other literature used by the Fund, advertising, and other promotional activities in connection with the offering of Shares of the Fund for sale to the public.

3. Accessor Capital directly, or through third parties, may, subject to the approval of the Board of Directors of Accessor Funds, provide or make payments to securities dealers, banks and other third parties who engage in the sale of Shares or who render shareholder support services, including but not limited to providing office space, equipment and telephone facilities, answering routine inquiries regarding a Fund, processing shareholder transactions and providing such other shareholder services as Accessor Funds may reasonably request.

4. The Funds will not make separate payments as a result of this Plan to Accessor Capital or any other party, it being recognized that each Fund presently pays, and will continue to pay, a management fee to Accessor Capital. To the extent that any payments made by a Fund to Accessor Capital, including payment of management fees should be deemed to be indirect financing of any activity primarily intended to result in the sale of Shares of the Fund within the context of Rule 12b-1 under the Act, then such payments shall be deemed to be authorized by this Plan.

5. This Plan shall become effective with respect to a Class of a Fund upon the First business day of the month following: (a) approval by a vote of a majority of the Directors of Accessor Funds, including a majority of Directors who are not "interested persons" of Accessor Funds (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan (the "Independent Directors"), cast in person at a meeting called for the purpose of voting on this Plan; and (b) approval by a vote of at least a "majority of the outstanding voting securities" of the Class of the Fund (as defined in the Act), if adopted after any public offering of the Class of Shares or the sale of such Shares to persons who are not affiliated persons of the Fund, affiliated persons of such persons, promoters of the Fund or affiliated persons of such promoters.

6. This Plan shall, unless terminated as hereinafter provided, remain in effect for each Class of the Funds from the date specified above until May 30, 2003 and from year to year thereafter, provided, however, that such continuance is subject to approval annually by a vote of a majority of the Directors of Accessor Funds, including a majority of the Independent Directors, cast in person at a meeting called for the purpose of voting on this Plan. This Plan may be amended with respect to each Class of the Funds at any time by the Board of Directors, provided that: (a) any amendment to authorize direct payments by a Fund to finance any activity primarily intended to result in the sale of Shares of the Fund, or to increase materially the amount spent by the Fund for distribution shall be effective only upon approval by a vote of a majority of the

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outstanding voting securities of each Class of the Fund affected by the matter;
and (b) any material amendments of this Plan shall be effective only upon approval by a vote of a majority of the Directors of Accessor Funds, including a majority of the Independent Directors, cast in person at a meeting called for the purpose of voting on this Plan.

7. This Plan may be terminated with respect to a Class of a Fund at any time, without the payment of any penalty, by vote of a majority of the Independent Directors or by a vote of a majority of the outstanding voting securities of that Class of the Fund.

8. During the existence of this Plan, Accessor Funds shall require Accessor Capital to provide Accessor Funds, for review by Accessor Funds' Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts expended in connection with financing any activity primarily intended to result in the sale of Shares of each Fund covered by this Plan (making estimates of such costs where necessary or desirable) and the purposes for which such expenditures were made.

9. This Plan does not require Accessor Capital to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of Shares of the Funds.

10. Consistent with the limitation of shareholder liability as set forth in Accessor Funds' Articles of Incorporation or other organizational document, any obligations assumed by a Fund or Class thereof pursuant to this Plan and any agreements related to this Plan shall be limited in all cases to that Fund or Class thereof, respectively, and its assets, and shall not constitute obligations of any other series or classes of shares of Accessor Funds.

11. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.


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                                    EXHIBIT A
                           TO ADVISOR CLASS SHARES OF
                              ACCESSOR FUNDS, INC.
                           DEFENSIVE DISTRIBUTION PLAN

FUNDS

Accessor Growth Fund
Accessor Value Fund
Accessor Small to Mid Cap Fund
Accessor International Equity Fund
Accessor High Yield Fund
Accessor Intermediate Fixed-Income Fund
Accessor Short-Intermediate Fixed-Income Fund
Accessor Mortgage Securities Fund
Accessor U.S. Government Money Fund